                                INDEX TO EXHIBITS

Exhibit No.                Description
-----------                -----------

99.1                       Press release dated January 8, 2001




                                                                    EXHIBIT 99.1


DATA RESEARCH DIRECTOR RESIGNS

St. Louis, Missouri, January 8, 2001 --Data Research Associates, Inc. (DRA) (Nasdaq: DRAI) announced today that Carole Cotton has resigned from the company's Board of Directors effective January 8.

Cotton, a director of the company since it became public in 1992, cited personal reasons and her desire to concentrate on other interests as the causes of her resignation. She stated that her resignation was not because of any disagreement with the Company or any of its directors or officers on any matter relating to DRA's operations, policies or practices. Prior to becoming a director of DRA, she worked with the company for several years as a consultant.

DRA President and CEO, Michael J. Mellinger, noted, "The Board of Directors will miss having a member with the depth of knowledge that Carole Cotton has, not only of DRA, but also of the overall library automation industry. Her understanding of both the company and the industry, combined with her business experience, made her a valued and effective director."

Mellinger stated that although the company will begin immediately to discuss candidates, the open position will not be filled until the company can identify a board candidate whose knowledge and experience complement those of the existing directors.

Data Research Associates, Inc., headquartered in St. Louis, is a leading systems integrator for libraries and other information providers, offering its own proprietary information services software; third-party software and hardware; Internet, World Wide Web and other networking services; and other related support services.


                                       ###





                                       5